Exhibit 4.2

PROLOGIS, L.P.

OFFICERS’ CERTIFICATE

November 3, 2022

The undersigned officers of Prologis, Inc. (“Prologis, Inc.”), general partner of Prologis, L.P. (the “Company”), on behalf of the Company, acting pursuant to resolutions adopted by the Board of Directors of Prologis, Inc. (the “Board”) on May 4, 2022 and the Securities Offering Transaction Committee of the Board on October 27, 2022, hereby establish a series of debt securities by means of this Officers’ Certificate in accordance with the Indenture, dated as of June 8, 2011 (the “Base Indenture,”), as supplemented by the Fifth Supplemental Indenture (the “Fifth Supplemental Indenture”), among the Company, Prologis, Inc. and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”) and as supplemented by the Ninth Supplemental Indenture (the “Ninth Supplemental Indenture, and together with the Base Indenture and the Fifth Supplemental Indenture, the “Indenture”), among the Company, Prologis, Inc. and the Trustee. Capitalized terms used but not defined in this Officers’ Certificate shall have the meanings ascribed to them in the Indenture.

5.250% Notes due 2031

1.                  The series shall be entitled the “5.250% Notes due 2031” (the “Notes”) and shall be a series of CAD Notes as defined in the Ninth Supplemental Indenture.

2.                  The Notes initially shall be limited to an aggregate principal amount of C$500,000,000 (except in each case for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of or within the Series pursuant to Section 304, 305, 306, 906, 1107 or 1305 of the Base Indenture, as supplemented by the Ninth Supplemental Indenture); provided, the Company may increase such aggregate principal amount upon the action of the Board to do so from time to time.

3.                  The Notes shall bear interest at the rate of 5.250% per annum. The aggregate principal amount of the Notes is payable at maturity on January 15, 2031. The interest on this Series shall accrue from and including November 3, 2022 or from and including the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for. Interest on the Notes shall be payable semi-annually in arrears in equal installments (other than the first Interest Payment Date) on January 15 and July 15 of each year (each an “Interest Payment Date”), commencing on January 15, 2023. Interest shall be paid to persons in whose names the Notes are registered on the January 1 and July 1 preceding the Interest Payment Date, whether or not a Business Day (each a “Regular Record Date”).

4.                  The Notes may be surrendered for registration of transfer or exchange and notices or demands to or upon the Company in respect of the Notes and the Indenture may be served at the Corporate Trust Office of the Paying Agent, located at 1 York Street, 6th Floor, Toronto, Ontario, M5J 0B6. The principal of the Notes payable at maturity or upon earlier redemption shall be paid against presentation and surrender of the Notes at the Corporate Trust Office of the Paying Agent.

5.                  At any time prior to the Par Call Date, the Notes will be redeemable in whole at any time or in part from time to time at the option of the Company, upon notice of not more than 60 nor less than 10 days prior to the Redemption Date, at a Redemption Price calculated by the Company and equal to the greater of

•	the Canada Yield Price, and

•	100% of the principal amount of such Notes to be redeemed,

plus, in either case, accrued and unpaid interest, if any, to, but not including, the Redemption Date.

In addition, on or after the Par Call Date, the Notes will be redeemable in whole at any time or in part from time to time, at the option of the Company, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to, but not including, the Redemption Date.

The following definitions apply with respect to the Redemption Price:

“Par Call Date” means October 15, 2030.

“Canada Yield Price” means, in respect of any Notes being redeemed, the price, in respect of the principal amount of the Notes, calculated by the Company as of the third Business Day prior to the Redemption Date of such Notes, equal to the sum of the present values of the remaining scheduled payments of interest (not including any portion of the payments of interest accrued as of the date of redemption) and principal on the Notes to be redeemed from the Redemption Date to the Par Call Date using as a discount rate the sum of the Government of Canada Yield on such business day plus 51 basis points.

“Government of Canada Yield” means, on any date, the bid-side yield to maturity on such date as determined by the arithmetic average (rounded to three decimal places) of the yields quoted at 10:00 a.m. (Toronto time) by any two investment dealers in Canada selected by the Company, assuming semi-annual compounding and calculated in accordance with generally accepted financial practice, which a non-callable Government of Canada bond would carry if issued in Canadian dollars in Canada at 100% of its principal amount on such date with a term to maturity that most closely approximates the remaining term to the Par Call Date.

The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (including of any political subdivision or taxing authority thereof or therein), or any change in the official application (including a ruling by a court of competent jurisdiction in the United States) or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after October 27, 2022, the Company becomes or will become obligated to pay Additional Amounts on the Notes or (b) any act is taken by a taxing authority of the United States (including of any political subdivision or taxing authority thereof or therein) on or after October 27, 2022, whether or not such act is taken with respect to the Company or any affiliate of the Company, that results in a substantial likelihood that the Company will or may be required to pay Additional Amounts on the Notes, then, the Company may, at its option, redeem the Notes, as a whole but not in part, on not less than 15 nor more than 60 days’ prior notice, at a redemption price (the “Tax Redemption Price”) equal to 100% of the principal amount of the Notes, together with interest, accrued thereon (and Additional Amounts, if any) to the date fixed for redemption; provided that the Company determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to the Company, not including substitution of the obligor under this Security or any action that would entail a material cost to the Company. No redemption will be made unless (i) the Company shall have received an opinion of independent counsel to the effect that the circumstances described in either of the above clauses (a) or (b) exist and (ii) the Company shall have delivered to the Trustee an Officers’ Certificate, stating that based on such opinion the Company is entitled to redeem the Notes pursuant to its terms. If the Company redeems the Notes under the circumstances described in this paragraph, then, notwithstanding any provision to the contrary set forth above in this paragraph, installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to the Redemption Date for the Notes will be payable to the registered Holder of the Notes (or one or more predecessor securities) of record at the close of business on the relevant record date, all as provided in the Indenture.

If notice of redemption has been given as provided in the Base Indenture and the preceding paragraph and funds for the redemption of any Notes called for redemption shall have been made available on the Redemption Date referred to in such notice, such Notes shall cease to bear interest on the Redemption Date and the only right of the Holders of the Notes from and after the Redemption Date shall be to receive payment of the Redemption Price or Tax Redemption Price, as applicable, upon surrender of such Notes in accordance with such notice.

6.                  All payments of principal and interest with respect to the Notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed by the United States or any political subdivision or taxing authority thereof or therein, unless such withholding or deduction is required by (i) the laws (or any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (ii) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in the United States or any political subdivision thereof). If a withholding or deduction is required, the Company will, subject to certain exceptions and limitations set forth below, pay to a Holder of the Notes that is beneficially owned by a United States Alien (as defined below), as additional interest, such amounts (“Additional Amounts”) as may be necessary in order that every net payment on the Notes (including payment of the principal of and interest on the Notes) by the Company or a Paying Agent, after deduction or withholding for or on account of any Tax imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts will not apply to:

a.   any Tax that would not have been so imposed but for:

•         the existence of any present or former connection between a Holder or beneficial owner of the Notes (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, such Holder, if such Holder is an estate or a trust, or a member or shareholder of such Holder, if such Holder is a partnership or corporation) and the United States or any political subdivision or taxing authority thereof or therein, including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen or resident of the United States or treated as a resident thereof or being or having been engaged in a trade or business or present therein or having or having had a permanent establishment therein; or

•         a Holder’s or beneficial owner’s past or present status, as applicable (under prior or current law), as a personal holding company, foreign personal holding company, foreign private foundation or other foreign tax-exempt organization with respect to the United States, passive foreign investment company or controlled foreign corporation for United States tax purposes or corporation that accumulates earnings to avoid United States Federal income tax;

b.   any estate, inheritance, gift, excise, sales, transfer, wealth, capital gains or personal property Tax or any similar Tax;

c.   any Tax that would not have been imposed but for the presentation by a Holder of the Notes for payment more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;

d.   any Tax that is payable otherwise than by withholding or deduction from a payment on the Notes;

e.   any Tax required to be withheld by any Paying Agent from a payment on the Notes, if such payment could be made without such withholding by any other Paying Agent;

f.    any Tax that would not have been imposed but for a failure to comply with applicable certification, information, documentation, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States of a Holder or beneficial owner of the Notes or any intermediary of such Holder or beneficial owner if such compliance is required by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party as a precondition to relief or exemption from such Tax (including, for the avoidance of doubt, any backup withholding Tax imposed pursuant to Section 3406 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (or any amended or successor provision));

g.   any Tax imposed on a Holder or beneficial owner that actually or constructively owns 10 percent or more of the combined voting power of all classes of the Company’s stock or that is a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; or

h.   any combination of items (a), (b), (c), (d), (e), (f) and (g);

nor shall Additional Amounts be paid with respect to a payment on the Notes to a Holder or beneficial owner that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to Additional Amounts (or payment of Additional Amounts would not have been necessary) had such beneficiary, settlor, member or beneficial owner been the Holder of the Notes.

Notwithstanding anything to the contrary in the preceding paragraph, the Company, the Trustee and any person making payments on behalf of the Company shall be entitled to deduct and withhold as required, and shall not be required to pay any Additional Amounts with respect to any withholding or deduction imposed on or in respect of the Notes, pursuant to Sections 1471 through 1474 of the Code and applicable U.S. Treasury Regulations issued thereunder (commonly referred to as “FATCA”) (or any amended or successor provisions), any treaty, law, regulation or other official guidance enacted by any jurisdiction implementing FATCA, any agreement between the Company or any other person and the United States or any jurisdiction implementing FATCA, or any law implementing an intergovernmental approach to FATCA.

A “United States Alien” means any person that, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this Paragraph 6, the Company shall not be required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

7.                  The Notes shall not provide for any sinking fund or analogous provision. None of the Notes shall be redeemable at the option of the Holder.

8.                  The Notes shall be issuable in registered form substantially in the form set out in Exhibit A of the Ninth Supplemental Indenture without coupons, in minimum denominations of C$2,000 and any integral multiple of C$1,000 in excess thereof.

9.                  The principal amount of, and the Redemption Price or Tax Redemption Price, if any, on, the Notes shall be payable upon declaration of acceleration pursuant to Section 502 of the Base Indenture.

10.               The Notes shall be denominated in and principal of or interest on the Notes (or Redemption Price or Tax Redemption Price, if applicable) shall be payable in Canadian dollars (“CAD”). If CAD is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes shall be made in U.S. Dollars until CAD is again available to the Company or so used. In such circumstances, the amount payable on any date in CAD shall be converted into U.S. Dollars on the basis of the then most recently available market exchange rate for CAD, as determined by the Company in its sole discretion. Any payment in respect of the Notes so made in U.S. Dollars shall not constitute an Event of Default. Neither the Trustee nor the Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

11.              Except as provided in paragraph 5 of this Officers’ Certificate, the amount of payments of principal of or interest on the Notes (or Redemption Price or Tax Redemption Price, if applicable) shall not be determined with reference to an index or formula.

12.              Except as set forth herein, in the Indenture or in the Notes, none of the principal of or interest on the Notes (or Redemption Price or Tax Redemption Price, if applicable) shall be payable at the election of the Company or a Holder thereof in a currency or currencies, currency unit or units or composite currency or currencies other than that in which the Notes are denominated or stated to be payable.

13.              Except as set forth in the Indenture or the Trust Indenture Act, the Notes shall not contain any provisions granting special rights to the Holders of Notes upon the occurrence of specified events.

14.              The Notes shall not contain any deletions from, modifications of or additions to the Events of Default or covenants of the Company contained in the Indenture.

15.              Except as set forth herein, in the Indenture or in the Notes, the Notes shall not be issued in the form of bearer Securities or temporary global Securities.

16.              Sections 1402 and 1403 of the Base Indenture shall be applicable to the Notes.

17.              The Notes shall not be issued upon the exercise of debt warrants.

18.              Article Sixteen of the Base Indenture shall not be applicable to the Notes.

19.              The other terms and conditions of the Notes shall be substantially as set forth in the Indenture, in the Prospectus dated September 15, 2022 (provided the provisions under the heading “Description of Debt Securities of Prologis, L.P.–Guarantees” therein do not apply to the Notes) and the Prospectus Supplement dated October 27, 2022 relating to the Notes.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Officers’ Certificate on the date first written above.

By:
	Name:	Michael T. Blair
	Title:	Assistant Secretary and Managing Director, Deputy General Counsel

By:
	Name:	Jessica Polgar
	Title:	Assistant Secretary

[Signature Page to Officers’ Certificate – 5.250% Notes due 2031]